Exhibit 99.1

FOR RELEASE	IMMEDIATELY July 23, 2014

Deltic Announces Preliminary Second Quarter 2014 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2014 was $5.3 million, $.42 a share. This compares to results for the second quarter of 2013 of $5.5 million before consideration of non-recurring gains that resulted from the acquisition of the remaining 50 percent ownership interest in the Del-Tin Fiber medium density fiberboard plant in April 2013 and an involuntary conversion of assets in the Company’s Manufacturing segment. Inclusive of these gains that totaled $5.7 million, net of income taxes, reported net income for the second quarter of 2013 was $11.2 million, $.89 a share. Net cash provided by operating activities was $11.1 million for 2014’s second quarter, compared to $11.3 million in the second quarter of 2013. For the first six months of 2014, net income was $10.2 million, $.80 a share, compared to $18 million, inclusive of non-recurring gains of $5.7 million, or $1.42 a share for the first six months of 2013. Net cash provided by operating activities was $14.8 million for the first half of 2014 compared to $20.3 million for the same period of 2013.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “As the harsh winter conditions that existed during the first quarter subsided, new home construction activity improved. With this, Deltic benefitted from increased sales volumes for both lumber and medium density fiberboard compared to the second quarter of 2013. During the second quarter, we also began to see prices for pine sawtimber increase, resulting in improved operating income produced from our core Woodlands segment. While these rising stumpage prices resulted in increased cost for the logs used as raw material by our sawmills, the Company’s Manufacturing segment continued to generate solid financial results. Our Real Estate segment accomplished the sale of a 1.72-acre commercial site in Chenal Valley during the quarter for $500,900 per acre, and we are seeing interest in other commercial properties from additional potential buyers. During the quarter, we also accomplished an acquisition of 7,140 acres of timberland in the Ola Region located approximately 60 miles south of the Ola Mill. When combined with the 64,443-acres acquisition which is approximately 35 miles south of the Ola Mill that was accomplished in the first quarter, we have now acquired 71,583 acres in the Ola Region this year.”

The Woodlands segment reported operating income of $5.3 million for the second quarter of 2014, compared to $4.9 million in 2013’s second quarter. The pine sawtimber harvest in the second quarter of 2014 was 170,737 tons, which compares to the 159,897 tons harvested during the second quarter of 2013. The average per-ton sales price for pine sawtimber in 2014’s second quarter was $25, a 14 percent increase from the $22 per ton received during the second quarter of 2013. In the second quarter of 2014, Deltic harvested 123,707 tons of pine pulpwood, an increase of 53 percent when compared to 2013’s second quarter harvest of 80,920 tons. The average per-ton sales price received for pine pulpwood was $8 for the second quarters of both 2014 and 2013. The increased harvest volumes for pine sawtimber and pulpwood were due to timing and the mix of timber inventory growing on the tracts harvested. Oil and gas lease rental and royalty income totaled $1.5 million in the second quarter of 2014 versus $1.2 million for the same period of 2013. The increase was primarily due to higher natural gas prices combined with an increase in production volume for the gas wells from which the Company receives royalty payments. During the current quarter, Deltic sold 185 acres of non-strategic hardwood bottomland at an average per-acre price of $1,700, compared to 2013’s second quarter sales of 1,082 acres at an average sales price of $1,400 per acre.

The Manufacturing segment reported operating income of $8.7 million for the second quarter of 2014, which compares to $10.2 million in 2013’s second quarter. The decrease was mainly due to a combination of a higher cost for the logs used as raw material in Deltic’s sawmills, and a higher per-unit cost for the medium density fiberboard (“MDF”) produced during the quarter due to maintenance-related downtime at Del-Tin Fiber. In addition, the Manufacturing segment benefitted from a $.8 million gain on an involuntary conversion of assets in 2013’s second quarter. The average lumber sales price was $393 per thousand board feet in the second quarter of 2014, a two percent decrease from the $399 per thousand board feet reported in the second quarter of 2013. During the second quarter of 2014, the Company sold 65 million board feet, an 18 percent increase when compared to the second quarter of

2013’s sales of 55 million board feet. The average sales price for MDF for 2014’s second quarter was $583 per thousand square feet, which compares to an average sales price of $582 per thousand square feet sold in the second quarter of 2013. For the second quarter of 2014, Deltic sold 31.1 million square feet of MDF, a 12 percent increase when compared to 2013’s second quarter MDF sales of 27.8 million square feet. During the second quarter, Deltic continued to manage the number of operating hours in its manufacturing facilities to match its production of both lumber and MDF with market demand.

The Real Estate segment reported operating income of $.2 million in the second quarters of both 2014 and 2013. There were seven residential lots sold in the second quarter of 2014 versus 22 lots sold in 2013’s second quarter, as the prior-year quarter benefitted from the timing of residential lot offerings. Due to the mix of residential lots sold, the current quarter’s average per-lot sales price was $92,300 compared to an average sales price of $76,900 per lot in the second quarter of 2013. Deltic sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the second quarter of 2014, while there were no sales of commercial acreage during 2013’s second quarter.

Corporate operating expense was $4.5 million in the second quarter of 2014 compared to $4.3 million for the second quarter of 2013. In the second quarter of 2013, the Company reported other non-operating income of $3.2 million resulting from a gain on the step-up in basis of its previously held equity investment in Del-Tin Fiber and a bargain purchase gain related to the acquisition of the other half of ownership of Del-Tin Fiber in the second quarter of 2013 of $3.3 million. There were no such gains in the second quarter of 2014. Interest expense was $1.5 million in the second quarter of 2014 compared to $1.3 million in the second quarter of 2013 due to borrowings resulting from timberland acquisitions in 2014. Income tax expense in 2014’s second quarter was $2.9 million compared to $5 million in the prior year’s second quarter. The decrease was a result of lower pretax income in 2014.

Capital expenditures were $3.3 million in 2014’s second quarter and $6.5 million for the first six months of 2014. Capital expenditures for the corresponding periods of 2013 were $7.1 million and $12 million, respectively. Timberland acquisition expenditures were $11.5 million in the second quarter of 2014 and $118.1 million for the first six months of 2014. For the corresponding periods of 2013, timberland acquisition expenditures totaled $.1 million and $8.6 million, respectively.

For the first six months of 2014, the pine sawtimber harvest was 380,285 tons compared to 340,966 tons during the same period of 2013, while the average pine sawtimber sales price of $24 per ton increased $1 per ton from the prior-year period. The pine pulpwood harvest for the first six months of 2014 was 232,716 tons, at an average price of $8 per ton, compared to 177,930 tons at an average price of $9 per ton in the first six months of 2013. Oil and gas lease rental and royalty income were $3 million in the first six months of 2014 versus $2.4 million in the first six months of 2013. Sales of non-strategic timberland for 2014’s first six months totaled 345 acres with an average sales price of $1,400 per acre, while in the same period of 2013 Deltic sold 1,370 acres for a per-acre sales price of $1,500. The average sales price for lumber decreased four percent, from $400 per thousand board feet in 2013 to $386 per thousand board feet in 2014. Lumber sales volume increased two percent, from 126.2 million board feet in 2013 to 129.3 million board feet in 2014. The average sales price for MDF increased from $577 per thousand square feet in 2013, to $580 per thousand square feet in 2014. MDF sales volume increased to 59.6 million square feet in 2014 from 56.9 million square feet in 2013. Residential lot sales for the first half of 2014 totaled 30 lots at an average sales price per lot of $89,700, compared to 34 lots at $76,000 per lot for the same period of 2013. The Company sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the first six months of 2014, while there were no commercial acreage sales in the first six months of 2013.

Concerning the outlook for the third quarter and year of 2014, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 160,000 to 170,000 and 575,000 to 625,000 tons, respectively. Finished lumber production and sales volume are estimated at 65 to 75 million board feet for the third quarter and 260 to 280 million board feet for the year. MDF sales volumes for the third quarter and year of 2014 are forecast to be 25 to 35 million square feet and 110 to 130 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected to be 5 to 10 and 60 to 80 lots for the third quarter and year of 2014, respectively. Commercial acreage within Chenal Valley continues to receive interest from potential buyers, even so it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature, volatility, and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 24, 2014, at 10:00 a.m. Central Time to discuss second quarter 2014 earnings. Interested parties may participate in the call by dialing 1-877-703-6110 and referencing participant passcode identification number 36732478. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, July 31, 2014, by dialing 1-888-286-8010 and referencing replay passcode identification number 53150173.

Summary financial data and operating statistics for the second quarter of 2014 and six months ended June 30, 2014 with comparisons to 2013 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,200 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	June 30, 2014		June 30, 2013
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$10.1	5.3	9.5	4.9
Manufacturing	49.2	8.7	43.7	10.2
Real Estate	3.6	0.2	3.8	0.2
Corporate	—	(4.5)	—	(4.3)
Eliminations	(4.3)	0.1	(3.7)	—

Total net sales/operating income	$58.6	9.8	53.3	11.0

	Six Months Ended		Six Months Ended
	June 30, 2014		June 30, 2013
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$20.5	10.6	18.8	9.5
Manufacturing	95.7	17.0	77.8	21.5
Real Estate	7.1	0.4	6.1	(0.5)
Corporate	—	(9.3)	—	(8.9)
Eliminations	(9.3)	(0.1)	(7.9)	(0.1)

Total net sales/operating income	$114.0	18.6	94.8	21.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$58,605	53,247	113,984	94,810

Costs and expenses
Cost of sales	39,529	34,444	76,135	57,972
Depreciation, amortization, and cost of fee timber harvested	4,621	4,155	9,464	6,806
General and administrative expenses	4,721	4,454	9,844	9,374

Total costs and expenses	48,871	43,053	95,443	74,152
Gain on involuntary conversion of assets	—	797	—	881

Operating income	9,734	10,991	18,541	21,539
Equity in earnings of Del-Tin Fiber	—	—	—	1,084
Interest income	1	5	3	8
Interest and other debt expense, net of capitalized interest	(1,560)	(1,291)	(2,735)	(2,321)
Gain on bargain purchase	—	3,285	—	3,285
Other income/(expense)	(18)	3,245	43	3,225

Income before income taxes	8,157	16,235	15,852	26,820
Income tax expense	(2,859)	(4,967)	(5,643)	(8,778)

Net income	$5,298	11,268	10,209	18,042

Earnings per common share
Basic	$0.42	0.89	0.80	1.42
Assuming dilution	$0.42	0.88	0.80	1.42
Dividends per common share declared	$0.20	0.20	0.30	0.30
Dividends per common share paid	$0.10	0.10	0.20	0.20
Weighted average common shares outstanding (thousands)
Basic	12,545	12,583	12,551	12,573
Assuming dilution	12,591	12,628	12,603	12,627

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30,	Dec. 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$8,115	4,374
Trade accounts receivable, net of allowance	11,176	7,331
Inventories	12,689	12,439
Prepaid expenses and other current assets	3,030	3,155

Total current assets	35,010	27,299
Investment in real estate held for development and sale	56,454	57,953
Timber and timberlands—net	365,977	248,833
Property, plant, and equipment—net	73,012	75,259
Deferred charges and other assets	1,822	2,000

Total assets	$532,275	411,344

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$5,749	8,198
Accrued taxes other than income taxes	2,943	2,210
Income taxes payable	653	1,077
Deferred revenues and other accrued liabilities	10,606	10,330

Total current liabilities	19,951	21,815
Long-term debt	210,000	90,000
Deferred tax liabilities—net	6,677	7,514
Other noncurrent liabilities	25,164	25,743
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	84,971	84,796
Retained earnings	196,125	189,720
Treasury stock	(8,143)	(5,693)
Accumulated other comprehensive loss	(2,598)	(2,679)

Total stockholders’ equity	270,483	266,272

Total liabilities and stockholders’ equity	$532,275	411,344

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended
	June 30,
	2014	2013
Operating activities
Net income	$10,209	18,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	9,464	6,806
Stock-based compensation expense	1,606	1,375
Deferred income taxes	(1,207)	1,318
Real estate development capital expenditures	(512)	(293)
Real estate costs recovered upon sale	1,732	1,517
Timberland costs recovered upon sale	174	676
Equity in earnings of Del-Tin Fiber	—	(1,084)
Gain on previously held equity interest	—	(3,165)
Gain on bargain purchase	—	(3,285)
Net increase in liabilities for pension and other postretirement benefits	481	907
Increase in operating working capital other than cash and cash equivalents	(6,658)	(425)
Other - changes in assets and liabilities	(450)	(2,097)

Net cash provided by operating activities	14,839	20,292

Investing activities
Capital expenditures requiring cash, excluding real estate development	(6,231)	(11,202)
Timberland acquisition expenditures requiring cash	(118,106)	(8,596)
Business acquisition, net of cash acquired	—	(5,170)
Net change in purchased stumpage inventory	(588)	(1,736)
Advances to Del-Tin Fiber	—	(1,025)
Repayments from Del-Tin Fiber	—	781
Net change in funds held by trustee	—	(14)
Other—net	275	1,204

Net cash required by investing activities	(124,650)	(25,758)

Financing activities
Proceeds from borrowings	120,000	12,000
Repayments of notes payable and long-term debt	—	(4,000)
Treasury stock purchases	(3,790)	(10)
Common stock dividends paid	(2,539)	(2,542)
Proceeds from stock option exercises	59	750
Excess tax benefits from stock-based compensation expense	143	407
Other - net	(321)	(973)

Net cash provided by financing activities	113,552	5,632

Net increase in cash and cash equivalents	3,741	166
Cash and cash equivalents at January 1	4,374	5,613

Cash and cash equivalents at June 30	$8,115	5,779

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Thousands of dollars)	2014	2013	2014	2013
Capital expenditures
Woodlands	$426	407	1,843	2,164
Manufacturing	2,383	6,544	3,807	9,332
Real Estate (includes development expenditures)	473	196	771	538
Corporate	32	3	35	7

Total capital expenditures	$3,314	7,150	6,456	12,041

Timberland acquition expenditures	$11,479	74	118,106	8,596

Woodlands
Pine sawtimber harvested from fee lands - tons	170,737	159,897	380,285	340,966
Pine sawtimber price - per ton	$25	22	24	23
Pine pulpwood harvested from fee lands - tons	123,707	80,920	232,716	177,930
Pine pulpwood price - per ton	$8	8	8	9
Timberland sales - acres	185	1,082	345	1,370
Timberland sales price - per acre	$1,700	1,400	1,400	1,500
Manufacturing
Finished lumber sales - thousands of board feet	64,984	55,043	129,260	126,159
Finished lumber price - per thousand board feet	$393	399	386	400
Finished MDF sales - (3/4 inch basis) thousands of square feet*	31,112	27,823	59,577	56,899
Finished MDF price - (3/4 inch basis) per thousand square feet*	$583	582	580	577
Real Estate
Residential
Lots sold	7	22	30	34
Average sales price - per lot	$92,300	76,900	89,700	76,000
Commercial
Acres sold	1.72	—	1.72	—
Average sales price - per acre	$500,900	—	500,900	—

*	The year to date 2013 amounts are provided for comparison purposes only and represent the amounts received by the joint venture.